Exhibit 10.3
EXECUTION COPY
Chefs’ Warehouse Holdings, LLC
1300 Viele Avenue
Bronx, NY 10474
Christopher Pappas
c/o Chefs’ Warehouse Holdings, LLC
1300 Viele Avenue
Bronx, NY 10474
     Re: Employment
Dear Mr. Pappas:
     The purpose of this letter is to formalize the salary and certain benefits that you are entitled to receive from Chefs’ Warehouse Holdings, LLC, a Delaware limited liability company (the “CW Holdings”), Dairyland USA Corporation, a New York corporation (“Dairyland”), The Chefs’ Warehouse West Coast, LLC, a Delaware limited liability company (“TCW”), The Chefs’ Warehouse West Coast, LLC, a Delaware limited liability company (“West Coast”) and Bel Canto Foods, LLC, a New York limited liability company (“Bel Canto” and collectively with CW Holdings, Dairyland, TCW and West Coast, the “Company”), in connection with your employment with the Company. Your execution of this letter (the “Agreement”) will represent your acceptance of all of the terms set forth below.
          1. Nature of Agreement and Relationship: This Agreement does not represent an employment contract for any specified term. Your employment relationship thus will remain “at-will,” meaning that, subject to the terms hereof, either party to this Agreement may terminate your employment at any time for any lawful reason; provided, that if the Company desires to terminate your employment, a resolution by CW Holding’s board of directors (the “Board of Directors”) is required. In return for the consideration set forth herein, however, you agree to provide CW Holdings with 60 days’ notice of your resignation.
          2. Salary and Bonus: For the period beginning on the date hereof and continuing until the termination of your employment with the Company (the “Employment Period”), your base salary will be $1,000,000 per annum (the “Base Salary”). During the period beginning on the date hereof and ending December 31, 2005, the Base Salary will be pro rated on an annualized basis. You will be paid by the Company or its subsidiaries in regular installments in accordance with the Company’s or such subsidiary’s general payroll policies and practices. In addition to the Base Salary, you will be eligible for a bonus in accordance with the terms of CW Holding’s 2005 Senior Executive Bonus Plan adopted as of July 1, 2005.
          3. Employee Benefits: During the Employment Period, the Company shall, or shall cause its subsidiaries to, pay (or promptly reimburse you) for any and all documented, out-of-pocket expenses reasonably incurred by you in the course of performing your duties and responsibilities as an executive officer of CW Holdings which are consistent with CW Holding’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses. Additionally, during the Employment Period, you will be reimbursed by the Company or its subsidiaries up to $1,800 per month for a leased motor vehicle for your use in connection with your duties as an executive officer of CW Holdings.
          4. Withholding. All amounts payable to you as compensation hereunder shall be subject to all required and customary withholding by the Company or the applicable subsidiary of the Company.
          5. Noncompete; Nonsolicitation.
     (a) You acknowledge that during the Employment Period, you shall become familiar with, and during such time as you were an employee, officer or manager of Dairyland, TCW, Bel Canto and West Coast, as applicable, you became familiar with, the Company’s and its subsidiaries’ trade secrets and with other confidential information concerning the Company and its subsidiaries and therefore, you agree that during the Employment Period and, except as set forth in Section 5(c), for a period of two years thereafter (the “Noncompete Period”), you shall not engage in a Competitive Activity.
     (b) For purposes of this Agreement, to engage in a “Competitive Activity” shall mean to (i) directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, operate or in any manner engage in any business in which the Company or its subsidiaries engage, or, to your knowledge at the date of termination of the Employment Period, have plans to engage (including, without limitation, if the Company or any of its subsidiaries, at the date of termination of the Employment Period, is negotiating, or has entered into, an agreement for an acquisition, joint venture or other transaction or the Board of Directors has approved, on or prior to such date, any new line of business, new geographic area, pursuing any acquisition or other similar action), anywhere in the world in which the Company’s or its subsidiaries’ products are (or are expected to be, based on existing plans) directly or through third parties marketed or sold at the date of termination of the Employment Period (provided that you shall not be prohibited from owning up to 5% of the outstanding stock of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation), or (ii) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way actively interfere with the relationship between the Company or its subsidiaries and any employee thereof, or (iii) hire directly or through another entity any person who was a senior executive, a full-time sales representative or, to your knowledge after due inquiry, any other employee or sales representative of the Company or its subsidiaries at any time during the Noncompete Period, within nine months following the date of termination of such person’s employment with the Company or its subsidiaries, or (iv) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any customer, supplier, licensee or other business relation thereof (including, without limitation, by inducing or attempting to induce any such person or entity to reduce the amount of business it does with the Company and its subsidiaries).

     (c) If, during such time as (i) an Event of Noncompliance (as defined in CW Holding’s Amended and Restated Limited Liability Company Agreement, dated as of July 1, 2005, as amended or otherwise modified from time to time (the “LLC Agreement”)) shall have occurred and (ii) the Class A Directors are entitled to cast five (5) votes with respect to each matter brought before the Board of Directors for approval pursuant to Section 6.1(c)(i) of the LLC Agreement, your employment is terminated by the Board of Directors (without the consent of all the Class B Directors (as defined in the LLC Agreement) other than you if you are a Class B Director at such time), the Noncompete Period shall expire as of the date of such termination; provided, that the Company shall have the option, by delivering written notice to you on or prior to the date of such termination, to extend the Noncompete Period to either the first or second anniversary of such date of termination, in exchange for aggregate payments to you of $500,000 per annum, payable in equal installments on the Company’s regular salary payment dates (the “Noncompete Payments”). If the Company fails to make any required Noncompete Payment pursuant to this Section 5(c) and fails to cure such nonpayment within 15 calendar days following receipt of written notice from you of such failure to pay such Noncompete Payment, then the Noncompete Period shall immediately expire, without the need for further action of any kind, at the end of such 15-day period. Notwithstanding the foregoing, upon any breach by you of this Section 5 or of Section 6 below, the Company’s obligation to make any further Noncompete Payments shall immediately terminate, which termination shall not limit, restrict or otherwise affect your continuing obligations under such Sections.
     (d) If, during such time as (i) an Event of Noncompliance shall have occurred and (ii) the Class A Directors are entitled to cast five (5) votes with respect to each matter brought before the Board of Directors for approval pursuant to Section 6.1(c)(i) of the LLC Agreement, CW Holdings either (1) makes a Distribution (as defined in the LLC Agreement) in respect of the Class B Units (as defined in the LLC Agreement), but in violation of the LLC Agreement fails to make a Distribution in respect of the Class B Units held by you or (2) in violation of the LLC Agreement, fails to make a Distribution in respect of all of the Class B Units (provided, that it is acknowledged and agreed that with respect to a Tax Distribution (as defined in the LLC Agreement), this clause (2) shall apply only if CW Holdings makes a Tax Distribution in respect of the Class A Units and, in violation of the LLC Agreement, fails to make a Tax Distribution in respect of the Class B Units), then (unless CW Holdings is entitled to offset the amount it has failed to distribute against amounts owed by you to the Company or its subsidiaries) if CW Holdings fails to cure such violation within 15 calendar days following receipt of written notice from you of such violation the Noncompete Period shall immediately expire, without the need for further action of any kind, at the end of such 15-day period.
     (e) You hereby acknowledge that the enforcement of the provisions of this Section 5 may potentially interfere with your ability to pursue a proper livelihood. You recognize and agree that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company and its subsidiaries. You agree that, due to the proprietary nature of the Company’s and its subsidiaries’ business, the restrictions set forth in this Agreement are reasonable as to time and scope. You hereby acknowledge that you have been advised to consult with an attorney before executing this Agreement and that you have done so or, after careful reading and consideration, you have chosen not to do so of your own volition.

          6. Confidential Information.
     (a) Obligation to Maintain Confidentiality. You acknowledge that the continued success of the Company and its subsidiaries depends upon the use and protection of a large body of confidential and proprietary information, including confidential and proprietary information now existing or to be developed in the future. “Confidential Information” will be defined as all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its subsidiaries’ prior, current or potential business and (ii) not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data of the Company and its subsidiaries including, without limitation, designs, drawings, photographs and reports; flow charts, manuals, documentation and databases; inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; all technology and trade secrets; information concerning acquisition opportunities in or reasonably related to the Company’s or its subsidiaries’ business or industry of which you are aware or become aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during the Employment Period; development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment; and all similar and related information in whatever form. Therefore, you agree that you shall not disclose or use for your own account any of such Confidential Information, except as reasonably necessary for the performance of your duties as an employee of the Company and its subsidiaries, without prior written consent of the Board of Directors, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of your improper acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order; provided, however, that you must give the Company prompt written notice of any such legal requirement, disclose no more information than is so required, and cooperate fully with all efforts by the Company (at the Company’s sole expense) to obtain a protective order or similar confidentiality treatment for such information. Upon the termination of the Employment Period, you agree to deliver to the Company, upon request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its subsidiaries (including, without limitation, all Confidential Information) that you may then possess or have under your control, other than such documents as are generally or publicly known; provided, that such documents are not known as a result of your breach or actions in violation of this Agreement.
     (b) Ownership of Intellectual Property. If you create, invent, design, develop, contribute to or improve any works of authorship, inventions, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during the Employment Period (“Works”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of such employment (collectively, the “Company Works”), you shall promptly and fully disclose such Company Works to the Company. Any copyrightable work falling within the definition of Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101. You hereby (i) irrevocably assign, transfer and convey, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law and (ii) waive any moral rights therein to the fullest extent permitted under applicable law. You agree that you will not use any Company Works for your personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company or its subsidiaries. You agree to execute any further documents and take any further reasonable actions requested by the Company to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, all at the Company’s sole expense. Upon termination of the Employment Period, you shall deliver to the Company all originals and all duplicates and copies of all documents, records, notebooks, and similar repositories of or containing Confidential Information then in your possession, whether prepared by you or not; and at any time thereafter, if any such materials are brought to your attention or you discover them in your possession, you shall deliver such materials to the Company immediately upon such notice or discovery.
     (c) Third Party Information. You understand that the Company and its subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and at all times thereafter, and without in any way limiting the provisions of Section 5(a), you will hold information which you know, or reasonably should know, to be Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its subsidiaries who need to know such information in connection with their work for the Company or such subsidiaries) or use, except in connection with your work for the Company or its subsidiaries, Third Party Information unless expressly authorized in writing by the Board of Directors or the information (i) becomes generally known to and available for use by the public other than as a result of your improper acts or omissions or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order.
     (d) Use of Information of Prior Employers. During the Employment Period, you shall not use or disclose any Confidential Information including trade secrets, if any, of any former employers or any other person to whom you have an obligation of confidentiality, and shall not bring onto the premises of the Company or its subsidiaries any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in writing by the former employer or person. You shall use in the performance of your duties only information that is (i) generally known and used by persons with training and experience comparable to yours and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its subsidiaries or (iii) in the case of materials, property or information belonging to any former employer or other person to whom you have an obligation of confidentiality, approved for such use in writing by such former employer or person.

     (e) Disparaging Statements. During the Employment Period and at all times thereafter, you shall not disparage the Company or its subsidiaries or any of their respective investors, officers, directors, employees, agents or representatives, or any of such entities’ products or services; provided, that the foregoing shall not prohibit you from making any general competitive statements or communications about the Company or its subsidiaries or their businesses in the ordinary course of competition after the Noncompete Period has expired. The Company agrees that (i) it shall not issue any public statements disparaging you and (ii) it shall ensure that the senior executive officers of the Company or its subsidiaries shall not disparage you. Notwithstanding the foregoing, nothing in this Section 6(e) shall prevent you or the Company and its subsidiaries from enforcing your or their rights under this Agreement or any other agreement to which you and the Company (or any of its subsidiaries) are party, or otherwise limit such enforcement.
          7. Enforcement. If, at the time of enforcement of Section 5 or 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area, and the covenants should be interpreted and enforced to the maximum extent which such court deems reasonable. The parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement by you or any breach of Section 6(e) by the Company, and any breach of the terms of Section 5 or 6 by you or Section 6(e) by the Company would result in irreparable injury and damage to the other party for which such party would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of this Agreement by you or of Section 6(e) by the Company, the Company or its successors or assigns or you, as applicable, in addition to other rights and remedies existing in their or your favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (in the case of a breach by you) or Section 6(e) (in the case of a breach by the Company) (without posting a bond or other security), without having to prove damages, and to the payment by the breaching party of all of the other party’s costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the other party may be entitled at law or in equity. In addition, in the event of an alleged breach or violation by you of Section 5 or 6, the Noncompete Period shall be tolled until such breach or violation has been duly cured. The terms of this Section shall not prevent either party from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the other party.
          8. Entire Agreement. This Agreement (and the LLC Agreement) constitutes your entire agreement with the Company relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or arrangements. For the avoidance of doubt, the covenants contained herein are separate and apart from any covenants not to compete or solicit set forth in any non-competition and non-solicitation agreement between you and the Company (or its subsidiaries).
          9. Amendment. This provisions of this Agreement may be amended or waived only with the prior written consent of CW Holdings, you and the Majority Class A Holders (as defined in the LLC Agreement).

          10. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
          11. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. The losing party in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby shall pay the reasonable attorneys’ fees and costs of the prevailing party in such lawsuit or proceeding.
*     *     *     *

Sincerely:

CHEFS’ WAREHOUSE HOLDINGS, LLC		Dated:

By: Name:	/s/ Dean Facatselis Dean Facatselis
Title:	Chief Financial Officer

DAIRYLAND USA CORPORATION		Dated:

By: Name:	/s/ Dean Facatselis Dean Facatselis
Title:	Vice President

BEL CANTO FOODS, LLC		Dated:

By:	Dairyland USA Corporation, its sole manager

By: Name:	/s/ Dean Facatselis Dean Facatselis
Title:	Vice President

THE CHEFS’ WAREHOUSE, LLC		Dated:

By:	Chefs’ Warehouse Holdings, LLC, its sole manager

By: Name:	/s/ Dean Facatselis Dean Facatselis
Title:	Chief Financial Officer

THE CHEFS’ WAREHOUSE WEST COAST, LLC		Dated:

By: Name:	/s/ Dean Facatselis Dean Facatselis
Title:	Vice President

/s/ Christopher Pappas		Dated:

Christopher Pappas
Signature Page to Executive Agreement